Exhibit 10.1

ADDENDUM TO BLUCORA, INC. 2012 EXECUTIVE BONUS PLAN

July 31, 2012

This Addendum amends the Blucora, Inc. 2012 Executive Bonus Plan (the “Plan”), which was originally adopted by the Compensation Committee on February 9, 2012, in order to specify the terms on which George Allen and JoAnn Kintzel shall be included in the Plan for calendar year 2012.

1. As the Company’s EVP – Corporate Development, Mr. Allen shall be a participant in the Plan with a Target Bonus of 55%, with such percentage applied against base salary actually earned during calendar year 2012. The components of Mr. Allen’s bonus include one financial performance component, Total Adjusted EBITDA, weighted at 25%, and a discretionary/objectives component, weighted at 75%. The Measurement Period for Mr. Allen’s discretionary/objectives component shall be Annual for 2012.

2. As the President of 2nd Story Software, Inc., Ms. Kintzel shall participate in the Plan with a Target Bonus of 50%. The components of Ms. Kintzel’s bonus include the following financial target components, with each of these components being measured against the budget for the Company’s TaxACT segment for the 12 months ending June 30, 2013 as presented to the Company’s board: TaxACT segment income – 15%; TaxACT segment revenue – 25%; and DDIY efile Market share – 30%. Ms. Kintzel’s bonus shall also have a discretionary/objectives component, weighted at 30%. The discretionary/objectives component of Ms. Kintzel’s bonus shall be based on her base salary earned during the entire calendar year 2012, and shall have an Annual Measurement Period for 2012. It shall be paid following the end of 2012, concurrent with other payments made under the Plan. The financial targets components of Ms. Kintzel’s bonus shall be measured against results for the July 1, 2012 – June 30, 2013 time period, shall be based on her base salary earned during such time period, and shall be paid following the conclusion of such time period after approval by the Compensation Committee.

3. Except as otherwise specified above, capitalized terms have the meanings assigned to them in the Plan, and all other relevant terms of the Plan shall also apply to Mr. Allen’s and Ms. Kintzel’s participation in the Plan.